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Exhibit 10.16

                              FULFILLMENT AGREEMENT

         This FULFILLMENT AGREEMENT, including all schedules hereto (the "Agreement") is entered into this 8th day of July, 1999 and is by and between Taymark, with its principal place of business at 4875 White Bear Parkway, White Bear Lake Minnesota, 55110 ("Taymark"), a division of Taylor Corporation, a Minnesota Corporation, and iParty Corp., a Delaware corporation with its principal place of business at 41 East 11th Street, 11th Floor, New York, New York 10003 ("iParty").

         WHEREAS, Taymark is, among other things, in the business of the stocking, sale and distribution of party goods and related merchandise to commercial customers; and

         WHEREAS, iParty is the owner and operator of the iParty Site (as defined herein) on which it, among other things, intends to sell Products (as defined herein) to retail customers; and

         WHEREAS, iParty desires to engage Taymark, and Taymark wishes to be engaged by iParty, for the purpose of fulfilling purchase orders placed on the iParty Site for Products on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 1. DEFINITIONS.

As used herein the following terms shall have the following meanings:

         "Adjustments" shall mean the net dollar amount of any increase or decrease in the dollar amount of any Order due to changes in the nature of the Order or refunds, chargebacks, service charges, credits, returns, and discounts with respect to such Order.

         "Agreement" shall mean this Fulfillment Agreement and all schedules and exhibits hereto, as such may be amended from time to time in accordance with the terms hereof.

         "Business Day" shall mean Monday thru Friday, excluding holidays or days recognized as holidays by Taymark.

         "Customer" shall mean any person accessing or navigating the iParty Site or calling the iParty Number.

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         "Customer Information" shall mean any information submitted by or collected from a Customer while such Customer is accessing or navigating the iParty Site or inquiring about or placing an Order on the iParty Site or by calling the iParty Number.

         "Common Stock" shall mean the common stock, par value $.001 per share, of iParty.

         "Force Majeure" shall mean earthquake, flood, fire, storm, natural disaster, act of God, war, armed conflict, labor strike, lockout, or boycott that results in the cessation, interruption or delay in the performance of a party's obligations hereunder.

         "Intellectual Property Rights" shall mean any and all patent, trademark, service mark, copyright, trade secret or other intellectual property or similar rights or interest.

         "iParty" shall mean iParty Corp., a Delaware corporation with its principal place of business at 41 East 11th Street, 11th Floor, New York, New York 10003

         "iParty Number" shall mean the 1-800-4-iparty (1-800-447-2789) toll-free telephone number established by iParty and/or any additional or successor numbers.

         "iParty Site" shall mean the World Wide Web site located at URL address "http://www.iparty.com" and/or any additional or successor sites operated by iParty.

         "Order" shall mean any order for Products placed by a Customer on the iParty Site or by calling the iParty Number.

         "Order Information" shall mean that portion of the Customer Information which is required by Taymark to process Orders in accordance with the terms hereof, including, without limitation, any payment information or instructions provided by a Customer.

         "Products" shall mean all party related items and merchandise contained in all of the catalogs published by Taymark as such catalogs may be amended and updated from time to time and such other items and merchandise as the parties may from time to time agree to sell hereunder.

         "Purchasing Volumes" shall mean gross dollar amount of orders placed on the iParty Site or through the iParty Number in any given calender year for Products shipped by Taymark to Customers pursuant to the terms of this Agreement, plus or minus any Adjustments. Where used herein as a benchmark amount for any given calendar year, the Purchasing Volumes shall be as follows:

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                          Calendar Year   Dollar Amount

                          1999            $150,000
                          2000            $2,500,000
                          2001            $7,500,000
                          Any Subsequent  An increase of 10% from
                          Year            the previous required
                                          dollar amount for the
                                          previous year

         "Taylor Corporation" shall mean Taylor Corporation, a Minnesota corporation with its principal executive offices at 1725 Roe Crest Drive, North Mankato, Minnesota 56003, and all subsidiaries and division thereof.

         "Taymark" shall mean that division of Taylor Corporation which is providing the fulfillment services hereunder, with offices at 4875 White Bear Parkway, White Bear Lake Minnesota, 55110.

                                    2. TERM.

         2.1 INITIAL TERM. This Agreement shall be effective as of the date hereof and shall terminate (unless terminated sooner pursuant to the terms of Section 11 hereof) on December 31, 2002.

         2.2 OPTIONAL RENEWAL. iParty shall have the option to renew this Agreement for additional terms of one (1) year if iParty meets or exceeds the Purchasing Volumes for the calender year in which this Agreement would otherwise expire.

          2.3 RIGHT OF FIRST REFUSAL. Upon expiration or termination of this agreement, other than a termination by iParty pursuant to Section 11.1 hereof, iParty shall not enter into an agreement for party related merchandise fulfillment services with a third-party until and unless iParty has, in writing, offered Taymark, the opportunity to provide such services to iParty on identical terms and conditions as such third-party and further provided Taymark with ten
(10) Business Days to accept or reject said offer.

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                            3. BASIC BUSINESS TERMS.

         3.1 BASIC AGREEMENT. iParty and Taymark shall develop an information exchange system (the "Information Exchange System") for the purpose of conducting Order transactions via the iParty Site and transmitting to each other Customer Information, Order Information and such other information as is necessary and required pursuant to the terms of this Agreement. Customers will place Orders on the iParty Site or via the iParty Number. Order Information for Orders placed on the iParty Site will be transmitted to Taymark via the Information Exchange System. Order Information for Orders placed via the iParty Number will be collected directly by Taymark. iParty will be responsible for approving the credit of customers and shall pay for all orders fulfilled by Taymark without deduction for any uncollected accounts. After such approval has been communicated to Taymark, Taymark will be responsible for picking, packing and shipping Orders directly to Customers in accordance with the terms of this Agreement. Customer Information collected by Taymark via the iParty Number shall be transmitted to iParty via the Information Exchange System. Nothing contained in this Agreement shall prohibit iParty from fulfilling Orders directly or through a third-party. Taymark and iParty hereby accept such terms and agree to process and fulfill such Orders as set forth herein.

         3.2 INTERNET FULFILLMENT.

                  3.2.1 Taylor Corporation shall not, directly or indirectly, utilizing any of the facilities operated by its Taymark division (including, but not limited to the White Bear Parkway facility identified in the preamble hereto) or any of the inventory contained in any such facilities, provide "Fulfillment Services" (as defined below) to enable any third-party entity to sell party related items or merchandise via the Internet or the World Wide Web (or any successors thereto); provided, however, that Taylor Corporation may use its Taymark Division and related facilities to provided Fulfillment Services to any entity that is an "Affiliated Corporation" (as defined below), division or subsidiary of Taylor Corporation. For the purposes of this Section 3.2.1 a corporation is an "Affiliated Corporation" if more than 50 percent of its capital stock is in common ownership with the stock of Taylor Corporation. For the purposes of Section 3.2, "Fulfillment Services" shall include the receipt of individual retail customer orders for Products via telephone, e-mail (or other electronic means), the picking, packing and shipping of those orders to retail consumers, and providing customer service in connection with such orders. "Fulfillment Services" shall not include the mere sale of Products to third-parties who may elect to resell such Products on the Internet or the World Wide Web (or any successors thereto). Nothing contained in this Agreement shall prohibit or prevent Taylor Corporation from providing Fulfillment Services to third-parties using any of its facilities, divisions, subsidiaries or Affiliated Corporations other than Taymark and the facilities operated by Taymark.

                  3.2.2 The terms of Section 3.2.1 shall apply for the term of this Agreement, as such may be extended in accordance with the provisions hereof. Notwithstanding the foregoing, Taylor Corporation and/or Taymark may use the Taymark facilities to provide Fulfillment

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Services directly or to any third-party entity, on 30 days prior written notice to iParty, in the event that iParty has not met the Purchasing Volume for the previous calendar year; provided, however; that if iParty is within 25 percent of such Purchasing Volume, and within such 30 day period makes a cash payment to Taymark in an amount equal to difference between the Purchasing Volume for such year and the actual dollar volume of Orders for such year, then the prohibitions contained in Section 3.2.1 shall remain in full force and effect.

         3.3 COMPLIANCE. The parties will agree to implement such reasonable practices and procedures as are necessary to assure the compliance of the parties with the terms and conditions of this Agreement.

         3.4 SET UP. The parties will provide database and technical assistance to one another for the testing of the Information Exchange System.

         3.5 CURRENT iPARTY INVENTORY. Within thirty (30) days of the date hereof, Taymark shall purchase from iParty, at a price equal to iParty's cost for such items, and transport to and store in its warehouse, all inventory owned by iParty and located at Michael's Distribution Services in Baltimore, Maryland; provided, however, that Taymark shall not be required to pay in excess of $100,000 pursuant to this Section 3.5; and provided, further, that Taymark shall not be required to purchase any inventory which, in its reasonable opinion, is not in saleable condition. iParty will pay any charges or costs imposed by Michael's Distribution Services in connection with making the inventory available for transport.

         3.6 CATALOG. Taymark and iParty shall prepare a private label iParty catalog which features certain items available on the iParty Site. Taymark's responsibilities shall include photography, layout and design of the catalog. iParty shall be responsible for the cost of paper, printing, mailing and all other costs associated with the catalogs. The parties will work together to achieve cost efficiencies in the production and distribution of the catalogs.

         3.7 CUSTOMER SERVICE. Taymark shall staff a department to provide customer service for iParty Customers. Taymark shall initially respond to Customer inquiries via the iParty Number regarding Products and the status of shipped Orders and, by the end of 1999 shall implement a system to reply to such inquiries via e-mail as well. In performing these services Taymark shall identify itself to Customers as "iParty". Taymark shall correspond with Customers in a polite and courteous manner in an accordance with the same standards Taymark applies to those customer service representatives who service Taymark's own business. Taymark shall respond to all inquiries as promptly as is reasonably possible. By the end of 1999 iParty shall implement a system to allow for Customers to check the status of shipped Orders via the iParty Site.

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                               4. ORDER PROCEDURE.

         4.1 ORDER RECEIPT. Orders will be received by Taymark as follows:

                  4.1.1 ORDERS FROM iPARTY SITE. Order Information for Orders placed on the iParty Site will be transmitted to Taymark via the Information Exchange System. Such Orders will be deemed received by Taymark at the time of electronic acknowledgment by Taymark of receipt of the electronic transmission of such Orders.

                  4.1.2 TELEPHONE ORDERS. Taymark shall receive and process Orders placed via the iParty Number. Taymark shall transmit such Customer Information to iParty via the Information Exchange System. Such Orders shall be deemed received at the time Taymark receives credit approval from iParty.

         4.2 FULFILLMENT. The following sets forth iParty's service requirements from Taymark's fulfillment and warehouse operational systems:

                  4.2.1 STANDARD. "Standard Orders" means Orders shipped domestically and internationally via carriers other than overnight carriers and two-day carriers. Provided that Taymark has received credit approval from iParty by 12:00 noon Central Time on the day of receipt of a Standard Order, Taymark will ship such Standard Order no later than 6:00 p.m., Central Time, the second Business Day following receipt by Taymark of credit approval for such Standard Order. Standard Orders for which credit approval is received after 12:00 Noon, Central Time on any Business Day, or at any time on any day which is not a Business Day, will be shipped no later than 6:00 p.m., Central Time the third Business Day following receipt of credit approval. Commencing six months from the date hereof, and provided iParty maintains the Purchasing Volume, Taymark will use its reasonable efforts to ship all Standard Orders within one Business Day of receipt by Taymark of each such credit approval.

                  4.2.2 PRIORITY. "Priority Orders" means Orders shipped domestically or internationally via overnight or two-day carrier. Priority Orders for which credit approval has been received by Taymark on any Business Day before 12:00 Noon, Central Time will be shipped on the same day. Priority Orders for which credit approval is received after 12:00 Noon, Central Time on any Business Day, or at any time on any day which is not a Business Day, will be shipped on the following Business Day.

                  4.2.3 BACK-ORDERS. iParty may elect to have Taymark hold an Order that has one or more items out of stock until it is completely filled by so indicating in the Information Exchange System transmission relating to such Order. iParty may inform Taymark from time to time of the number of days (the "Back-Order Period"), that Taymark is to hold such Orders before shipping the available Products and canceling the out of stock Products. In the event that all Products included in an Order are out stock, Taymark will hold the Order for the full Back-Order Period before canceling the Order (subject to prior cancellation of such Order by iParty).

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                  4.2.4 INVENTORY. Taymark will provide iParty with inventory updates, via the Information Exchange System, not less than three times per day, in an electronic format mutually agreed to by the parties hereto. These updates shall occur during Taymark business hours (which are 7:00 AM to 6:00 PM Central
Time) and anytime that Taymark updates its inventory database and shall be spaced in reasonable intervals so as to informative and useful to iParty. iParty Customers will have the option of canceling an Order that can not be filled, or choosing to elect an option of waiting no longer than the Back-Order Period for the Order to be filled.

                  4.2.5 LABELS; PACKING SLIPS. Subject to iParty's prior written approval, Taymark will create (a) customer mailing labels and packing slips identifying iParty for all Orders shipped pursuant to this Agreement and (b) labels with the iParty logo to be applied to the exterior of all packages shipped pursuant to this Agreement.

                  4.2.6 PICK, PACK, AND SHIP. Taymark will put forward its best efforts to maintain its current high level of standards of service and quality in all of its dealings with iParty Customers. Taymark will use its best efforts to minimize human error in picking, packing and shipping Orders. Taymark will strive for a high quality package presentation for all Orders shipped to iParty Customers hereunder. Taymark shall not be in breach of this Agreement so long as the service and quality provided to Customers of iParty meets the same standards that Taymark applies to the customers of Taymark.

                  4.2.7 PAYMENTS TO TAYMARK; PRICING. Taymark shall invoice weekly, in a format mutually agreeable to iParty and Taymark, iParty for the Orders shipped for such week, including shipping costs, plus or minus the net dollar amount of any Adjustments realized in such month. Taymark represents and warrants to iParty that all times the prices charged to iParty for Products shall be discounted by not less than 20 percent from the then lowest current retail price at which such Products are sold by Taymark in its other marketing channels. Taymark will provide greater discounts on certain items as may be agreed upon by the parties from time to time on not more than five percent of the Products sold pursuant to this Agreement. Subject to Section 4.2.7.1, iParty shall pay all invoices within 30 days of receipt. All payments due Taymark shall be made in United States Dollars. Taymark shall separately state on each invoice, and iParty shall pay in accordance with the terms hereof, any shipping charges, sales or other taxes or duties which Taymark may be required to pay or collect upon delivery of the Products. iParty shall not be liable for any income taxes due by Taymark.

                           4.2.7.1  If iParty reasonably, and in good faith,
disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, iParty shall pay the amounts due under such invoice less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. iParty shall notify Taymark in writing of any disputed amount within a reasonable period following iParty's discovery of same, but in no case later than the earlier of the due date or 30 days following receipt of the relevant invoice.

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                  4.2.8 MONTHLY REPORTS. iParty and Taymark shall prepare and deliver to the other party summary reports of Orders each month within 15 days of the end of each calendar month. These reports will verify and confirm that unit sales and costs are accurate and the respective sales reporting systems are functioning properly.

                  4.2.9 AUDITS. Each party shall maintain complete, clear, accurate records in connection with services provided under this Agreement and shall maintain such records for a minimum of three years following the record's creation. Each party shall, at all times during the term of this Agreement, have full and complete access to all such records, in whatever medium, related to the services performed, including, without limitation, records concerning all information associated with Orders and the picking, packing and shipping thereof. Each party shall have the right, at its own expense, to direct a reputable independent public certified accounting firm reasonably acceptable to the other party (subject to the execution by such accounting firm the reasonable confidentiality agreement of the inspected party) to conduct a reasonable inspection of all or portions of the records which are directly or indirectly related to performance under this Agreement. Any such inspection may be conducted at such time the parties agree, but in no event later than 15 Business Days following written notice to the party to be inspected.

                  Taymark agrees to allow representatives of iParty inspect the facilities from which the fulfillment services are performed, upon reasonable notice to Taymark and execution of Taymark's reasonable confidentiality agreement by all parties entering the facility.

                  4.2.10 CUSTOMER INVOICING. iParty shall be responsible for Customer collections, including applicable sales tax.

                               5. PRODUCT RETURNS.

         5.1 ORDER ERRORS. Taymark will re-fill Orders to Customers at no additional fulfillment or return processing costs to iParty for returned Products, under the following circumstances:

                  (a) Products reported as missing by the Customer that were listed on the packing slip or invoice as fulfilled;

                  (b) Products returned as incorrect items shipped (items included in the package that were not ordered); and

                  (c) Products returned which are defective (excludes customer errors on imprinting instructions).

         5.2 RETURNS. iParty has established a return policy which is attached hereto as Schedule 5.2 and may be amended from time to time by iParty upon 30 days written notice to

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Taymark. All Products returns shall be handled in accordance with such policy and in accordance with the terms of Schedule 5.2 attached hereto; provided, however, that Taymark reserves the right to charge a re-stocking fee of not more than 15 percent of the price of the returned portion of the Order.

                                  6. SHIPPING.

         6.1 CHOICE OF CARRIER. Taymark shall select reputable carriers for shipment of products. Orders will be deemed shipped when delivered by Taymark to the carrier.

         6.2 SHIPPING COSTS. iParty shall pay Taymark shipping costs per the shipping tables attached hereto as Schedule 6.2 (as may be reasonably amended from time to time by Taymark). Taymark agrees that if that if the dollar amount per Order provides cost efficiencies for Taymark, Taymark will use its best efforts to share a portion of such cost efficiencies with iParty.

         6.3 MERCHANDISE INSERTS. At iParty's request, Taymark shall insert promotional merchandise inserts in packages containing Orders. iParty shall supply such inserts to Taymark at no cost to Taymark.

                             7. FURTHER OBLIGATIONS.

         7.1 DESIGNATED EMPLOYEES. Each party shall designate appropriate staff members to act as the principal points of contact between iParty and Taymark for the implementation and operation of such party's performance and the obtaining of necessary approvals hereunder. The contact persons will be responsible for coordinating efforts applicable to this Agreement and reporting and resolving issues that may arise on day-to-day working basis.

The initial such contact persons are as follows:

                  iParty:        Maureen Broughton Murrah, and Sal Perisano
                  Taymark:       Jon Done, Paul Griffiths, and Angie Holmstrom

                  Each party may change such contact persons upon written notice to the other.

         7.2 CONFIDENTIAL INFORMATION. During the Term of this Agreement, iParty and Taymark mutually agree to keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or entity of information relating to this Agreement, including, but not limited to, all types of information regarding Customer Information, pricing information, new product development, technical information, methods, techniques, marketing plans, business procedures, agreements, techniques or know-how, processes or other proprietary or confidential or intellectual proprietary information (collectively, "Confidential Information") which is received from either party under this Agreement; provided, however, that neither party shall be

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liable to the other for disclosure of any data or information if the same is disclosed with the prior written approval of the other party.

                  The foregoing obligations shall not apply to information which the recipient can demonstrate by written evidence:

                  (i) is or becomes publicly available without breach of this Agreement by the party receiving the Confidential Information (Customer Information shall not be deemed publicly available merely because the components which make up the Customer Information are in the public domain);

                  (ii) is released for disclosure by the disclosing party with its written consent;

                  (iii) is known by the receiving party prior to its receipt thereof from the disclosing party;

                  (iv) is rightly received by the receiving party from a third party (other than in connection with this Agreement) without confidential limitations;

                  (v) is required to be disclosed by a court order, provided the disclosing party is given prompt notice of such order and given opportunity to contest it and the scope of the disclosure is limited to the minimum extent consistent with compliance with such order; or

                  (vi) is independently developed by the receiving party without reliance upon any information provided by the disclosing party.

                  7.2.1 RETURN OF CONFIDENTIAL INFORMATION. Confidential Information shall be returned to the owner of same upon the earlier of (i) demand of the owner of such Confidential Information, or (ii) the termination or expiration of this Agreement.

                  7.2.2 INJUNCTIVE RELIEF. Each party expressly agrees that monetary damages would be inadequate to compensate the other for any breach of this Section 7.2, that any such breach or threatened breach by either party of this Section 7.2 will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, at law or in equity, the other party shall be entitled to seek injunctive relief against the breach or threatened breach of any provision of this Section 7.2 or the continuation of any breach without the necessity of proving actual damages or posting a bond.

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                       8. REPRESENTATIONS AND WARRANTIES.

         8.1 REPRESENTATIONS AND WARRANTIES OF TAYLOR CORPORATION. With knowledge that iParty is relying thereon in entering into this Agreement, Taylor Corporation hereby represents and warrants to iParty as follows:

                  (i) Taylor Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

                  (ii) This Agreement constitutes the legal, valid and binding obligation of Taylor Corporation, enforceable against Taylor Corporation in accordance with its terms. Taylor Corporation has taken all corporate action necessary for the authorization, execution and delivery of this Agreement, and for the performance by Taylor Corporation of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Taylor Corporation will not result in a breach of or default under any contract or agreement to which Taylor Corporation is a party.

                  (iii) Taymark will use its reasonable efforts to assure that the facilities (including, without limitation, all equipment) utilized to provide the fulfillment services have been designed or will be modified to ensure continuous operation and use prior to, during and after the calendar year 2000, and to operate during such time periods so that iParty will not experience any loss of information or assets, interruption in service, invalid and/or incorrect reporting or results and so that Customers will not experience any delay in receiving Products. In the event that, at any time, such facilities are found not to conform with this warranty, Taymark shall correct any such nonconformance so as to enable such facilities to function in full conformance herewith.

                  (iv) Taymark is, to its knowledge, and at all times during the term of this Agreement shall be, in material compliance with all applicable laws, rules and regulations, including but not limited to, the laws, rules and regulations of the Federal Trade Commission.

                  (v) Taymark has (a) obtained the sufficient rights to all the computer code, documentation, trademarks, trade names, copyrights and other Intellectual Property Rights that are used in it's business or on the Products to be sold by it or otherwise in connection with this Agreement, and (b) has the right to grant the rights contemplated by this Agreement.

                  (vi) Taymark will use its best efforts to assure that, with respect to any computer hardware, software, and any other items, in whatever form or medium and notwithstanding the manner provided by it (including, without limitation, any reports or other information or items transmitted in any manner) (collectively, the " Taymark Technology"), such Taymark Technology does not and will not contain any program, routine, device or other undisclosed feature, including, without limitation, a so-called time bomb, virus, software lock, drop dead device, malicious logic, worm, trojan horse, or trap or back door which is designed to

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delete, deactivate, interfere with or otherwise harm any software, program, data, device, system or service, or which is intended to provide unauthorized access or to produce unauthorized modification (collectively "Disabling Procedures"). Taymark agrees to notify iParty immediately upon discovery of any Disabling Procedure that is or may be included in any Taymark Technology. If Disabling Procedures are discovered or reasonably suspected to be present in any Taymark Technology, Taymark agrees to take immediate action, at its own expense, to identify and eradicate such disabling procedures and carry out any recovery necessary to remedy any impact of such Disabling Procedures.

                  (vii) All employees and agents utilized by Taymark in the performance of its obligations hereunder shall possess the requisite skill to perform their assigned tasks and all such tasks shall be performed in a professional manner, in accordance with industry standards.

         8.2 REPRESENTATIONS AND WARRANTIES OF iPARTY. With knowledge that Taylor Corporation is relying thereon in entering into this Agreement, iParty hereby represents and warrants to Taylor Corporation as follows:

                  (i) iParty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (ii) This Agreement constitutes the legal, valid and binding obligation of iParty, enforceable against iParty in accordance with its terms. iParty has taken all corporate action necessary for the authorization, execution and delivery of this Agreement, and for the performance by iParty of its obligations under this Agreement. The execution, delivery and performance of this Agreement by iParty will not result in a breach of or default under any contract or agreement to which iParty is a party.

                  (iii) iParty will use its reasonable efforts to assure that it's facilities (including, without limitation, all equipment) utilized to provide the fulfillment services have been designed or will be modified to ensure continuous operation and use prior to, during and after the calendar year 2000, and to operate during such time periods so that Taylor Corporation will not experience any loss of information or assets, interruption in service, invalid and/or incorrect reporting or results and so that Customers will not experience any delay in receiving Products. In the event that, at any time, such facilities are found not to conform with this warranty, iParty shall correct any such nonconformance so as to enable such facilities to function in full conformance herewith.

                  (iv) iParty is, to its knowledge, and at all time during the term of this Agreement shall be, in material compliance with all applicable laws, rules and regulations, including but not limited to, the laws, rules and regulations of the Federal Trade Commission.

                  (v) iParty has (a) obtained the sufficient rights to all the code, documentation, trademarks, trade names, copyrights and other intellectual properties that are contained on the


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iParty Site or to be placed on the Products to be sold, and (b) has the right to grant the rights contemplated by this Agreement.

                  (vi) iParty will use its best efforts to assure that, with respect to any computer hardware, software, and any other items, in whatever form or medium and notwithstanding the manner provided (including, without limitation, any reports or other information or items transmitted in any manner) (collectively, the "iParty Technology"), such iParty Technology does not and will not contain any Disabling Procedures. iParty agrees to notify Taymark immediately upon discovery of any Disabling Procedures that are or may be included in any iParty Technology. If Disabling Procedures are discovered or reasonably suspected to be present in any iParty Technology, iParty agrees to take immediate action, at its own expense, to identify and eradicate such Disabling Procedures and carry out any recovery necessary to remedy any input of such Disabling Procedures.

                 9. OWNERSHIP OF MATERIALS; SECURITY AND PRIVACY

         9.1 OWNERSHIP OF MATERIALS.

                  9.1.1 iParty shall retain all rights, title and interest in and to (i) all of its Intellectual Property Rights existing as of the date hereof, (ii) all Customer Information, and (iii) all Intellectual Property Rights developed solely by iParty (collectively, the "iParty Materials").

                  9.1.2 Taylor Corporation shall retain all rights, title and interest in and to (i) all its Intellectual Property Rights existing as of the date hereof, and (ii) all other Intellectual Property Rights developed solely by Taymark (collectively, the "Taymark Materials").

                  9.1.3 For the purposes of this Section 9.1, a party shall be considered as having "solely" developed a work if such work has been developed utilizing such party's own resources, including financial resources and personnel, notwithstanding the input of general concepts, ideas and suggestions by the other party.

                  9.1.4 Subject to the terms and conditions contained in this Agreement, iParty hereby grants Taymark a non-exclusive, non-transferable, non-assignable license to use, at no cost, (i) the Order Information, solely for the purpose of shipping Orders pursuant to the terms of this Agreement, and (ii) any other iParty Materials provided by iParty, solely for the purpose of providing services under this Agreement to which the iParty Materials relate. Taymark may use and copy the iParty trademark and service mark for the purpose of manufacturing Products by Taymark pursuant to this Agreement and in preparing other materials to include with Orders. Taylor Corporation acknowledges that use of iParty Materials by Taylor Corporation for any purpose other than as set forth in this Section 9.1.4 shall constitute an infringement and misappropriation by Taylor Corporation of the rights of iParty, including without limitation, Intellectual Property Rights. All use of the iParty Materials by Taylor Corporation, including without limitation any goodwill generated by such use, shall inure to the benefit of iParty. All Customer Information shall be deemed Confidential Information of iParty.

         9.2 SECURITY; PRIVACY. iParty has established a Customer privacy policy (a copy of which is attached hereto as Schedule 9.2, and which may be amended by iParty from time to time) relating to all information obtained from Customers via the iParty Site. Taylor Corporation agrees to comply with the provisions of
Schedule 9.2. Both parties shall use best efforts to maximum security of all information, including, without limitation, Customer Information being transferred or exchanged via the Information Exchange System, gathered over the telephone, or otherwise. Taylor Corporation shall not use Customer Information, including, but not limited to, the name, mailing address, e-mail address, or telephone number of any Customer, for any purpose except pursuant to the terms hereof.

                               10. INDEMNIFICATION

         10.1 INDEMNIFICATION BY TAYLOR CORPORATION. Subject to the limitations in this Section 10.1, Taylor Corporation shall indemnify, hold harmless and defend iParty and each person or entity that is a stockholder, officer, director, partner, employee, affiliate or agent of iParty from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses) judgments, fines and other amounts paid in settlement, as and when incurred or suffered by any such person or entity arising out of or in connection with (i) the inaccuracy of any representation or warranty made by Taylor Corporation hereunder, (ii) any breach of this Agreement by Taylor Corporation, (iii) any negligent act or omission by Taylor Corporation or its employees or agents, provided such negligent act or omission was not committed at the direction of iParty, (iv) Taylor Corporation's improper use of any Customer Information or Taylor Corporation's failure to adequately safeguard same, and (v) any claim or action for personal injury, death, property damage or other cause of action (1) involving a Products liability claim arising from or relating to Products provided to iParty or any Customers by Taylor Corporation hereunder, or (2) resulting from alleged defects in, or the inherently dangerous nature of, Products which are the subject of this Agreement.

         10.2 INDEMNIFICATION BY iPARTY. Subject to the limitations in this
Section 10.2, iParty shall indemnify, hold harmless and defend Taylor Corporation and each person or entity that is a stockholder, officer, director, partner, employee, affiliate or agent of Taylor Corporation from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses) judgments, fines and other amounts paid in settlement, as and when incurred or suffered by any such person or entity arising out of or in connection with (i) the inaccuracy of any representation or warranty made by iParty hereunder, (ii) any breach of this Agreement by iParty, (iii) any negligent act or omission by iParty or its employees or agents, provided such negligent act or omission was not committed at the direction of Taylor Corporation, and (iv) any claim that any intellectual property designated by iParty for reproduction or use by Taymark in connection with this Agreement infringes upon the intellectual party rights of any third party.

         10.3 NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. The party seeking indemnification pursuant to this Section 10 (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") upon becoming aware of any subject claim, demand, suit, action or proceeding ("Claim"). Failure of the Indemnified Party to promptly notify the Indemnifying Party of any such Claim shall only relieve the Indemnifying Party of its obligations hereunder to the extent that such Indemnifying Party is actually prejudiced by such failure. If the Indemnifying Party fails to undertake and continue the defense of the Claim, the Indemnified Party shall have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof, including without limitation, attorneys' fees, out-of-pocket expenses and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against the Indemnified Party, shall be paid by the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party, at the Indemnifying Party's expense, all reasonable assistance in connection with the Indemnifying Party's defense of any Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such written consent, or if there be a final judgment against any Indemnified Party in any such Claim, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party as provided above.

                                11. TERMINATION.

         11.1 TERMINATION. This Agreement may be terminated as follows:

                  11.1.1 BREACH. By either party, upon 30 days prior written notice to the other party, in the event of a material breach of this Agreement by the other party. The written notice shall specify the precise nature of the breach. In the event the breaching party cures the breach within the 30 day notice period, this Agreement shall not terminate pursuant to this Section 11.1.1.

                  11.1.2 INSOLVENCY. By either party, immediately upon written notice to the other party, in the event the other party voluntarily files or has filed involuntarily against it a petition under the United States Bankruptcy Code, including a petition under the United States Bankruptcy Code.

                  11.1.3 CERTAIN ACTIONS BY TAYLOR CORPORATION. By iParty, immediately upon written notice to Taylor Corporation, in the event that Taylor Corporation sells, conveys, eliminates, or otherwise disposes of more than 50 percent of the property or assets of Taymark to an unrelated third-party and such disposition renders Taymark unable to provide the services contemplated hereunder.

                  11.1.4 FORCE MAJEURE. By either party, immediately upon written notice to the other party, in the event that the party receiving the notice has failed to perform its material obligations hereunder in accordance with the terms of this Agreement for a period of 60 days due to a Force Majeure event (defined in Section 1).

         11.2 POST TERMINATION PERFORMANCE. The parties will have the following obligations to each other following the expiration or termination of this Agreement.

                  11.2.1 Upon the termination or expiration of this Agreement for any reason, Taymark shall provide iParty, at iParty's request, with reasonable assistance to facilitate the orderly transition of the services provided hereunder to iParty or its designee ("Termination Assistance"). In the event of a termination of this Agreement due to a material breach by iParty, iParty will pay Taymark, in advance, its reasonable fees in connection with such Termination Assistance and for any goods or services provided hereunder for which payment had not been made. Upon the expiration or termination of this Agreement for any reason, other than non payment by iParty in accordance with the terms hereof, Taymark shall continue to provide iParty all services hereunder, without interruption or adverse effect, at the rates and on the terms set forth in this Agreement, for the period of time necessary (not to exceed 30 days) for iParty to find an alternative source for services. In connection with the Termination Assistance, each party shall utilize commercially reasonable efforts to complete such transition in an expeditious manner.

                  11.2.2 Upon the termination or expiration of this Agreement, iParty will purchase from Taymark, at a price equal to the price paid by Taymark, all inventory held by Taymark (a) which is branded with the iParty name or logo, and (b) which Taymark reasonably determines was purchased specifically for the purposes of this Agreement and which Taymark did not at the time of purchase of such inventory, and does not at the time of termination or expiration of this Agreement, sell through any of its other marketing channels; provided, however, that in no event shall the aggregate dollar amount to be paid by iParty to Taymark pursuant to this Section 11.2.2 exceed the two (2) month average cost of inventory of Orders fulfilled hereunder for the twelve (12) months preceding the termination or expiration of this Agreement (or such shorter period if this Agreement had not been in effect for such twelve (12) month period).

         11.3 EFFECT OF TERMINATION. Upon expiration or termination of this Agreement, each party shall return or destroy any items which embody any Intellectual Property Rights of the other party. Commercial distribution of any such items shall constitute an infringement and misappropriation of the other parties Intellectual Property Rights of the other party.

                       12. COMMON STOCK PURCHASE WARRANTS.

         12.1 GRANT OF WARRANTS. As additional consideration for the services to be provided hereunder by Taymark, iParty shall issue to Taymark warrants (the "Warrants") to purchase Three Million (3,000,000) shares of Common Stock of iParty. Such Warrants shall contain customary anti-dilution provisions regarding stock splits, recapitalizations, etc. occurring following the grant of the Warrants. Such Warrants shall be evidenced by a warrant certificate issued by the Company in the form attached as Schedule 12.1 hereto.

         12.2 EXERCISE PRICE. Such Warrants shall have an exercise price of $3.75 per share.

         12.3 VESTING OF WARRANT. Subject to the provisions of Section 12.5 hereof, the Warrants shall vest as follow:

          o Warrants to purchase 500,000 shares of Common Stock shall vest on October 1, 1999
          o Warrants to purchase 1,000,000 shares of Common Stock shall vest on January 1, 2000
          o Warrants to purchase 750,000 shares of Common Stock shall vest on July 1, 2000
          o Warrants to purchase 750,000 shares of Common Stock shall vest on January 1, 2001

         12.4 TERM OF WARRANTS. All unexercised Warrants shall expire and terminate on October 1, 2002.

         12.5 SPECIAL PROVISIONS REGARDING WARRANTS. Notwithstanding anything to the contrary in this Section 12, the Warrants shall be subject to the following provisions:

                  12.5.1 If iParty terminates this Agreement pursuant to Sections 11.1.1, 11.1.2, 11.1.3, or 11.1.4, then, after applicable notice and cure periods, all non-vested Warrants shall immediately terminate and shall no longer be exercisable and, in addition, if so requested by iParty in writing within ten (10) days of such termination, Taymark shall sell to iParty all vested Warrants at a price equal to the greater of (x) the exercise price of the Warrants on the date of termination or (y) the difference between the fair market value of the Common Stock and the exercise price of the Warrants on the date of termination.

                  12.5.2 If Taymark terminates this Agreement pursuant to Sections 11.1.1, 11.1.2, 11.1.3, or 11.1.4, then all non-vested Warrants shall immediately vest upon termination of this Agreement, after applicable notice and cure periods.

                  12.5.3 If iParty (a) enters into an agreement to sell all or substantially all of its assets or capital stock, or (b) enters into an agreement to merge with an entity that is not a subsidiary of iParty in a transaction in which iParty is not the surviving entity, then all non-vested warrants shall vest simultaneously with the closing of any such transaction.

         12.6 REGISTRATION RIGHTS. iParty covenants and agrees that if at any time iParty proposes to register any of its securities under the Securities Act of 1933, as amended (the "Act" (other than employee stock options) it will give written notice, at least thirty (30) days prior to the filing of such registration statement, to Taymark of is intention to do so. If Taymark notifies the iParty in writing within twenty (20) days after mailing of any such notice of its desire to include the shares of Common Stock underlying the Warrants in such proposed registration statement, the iParty shall afford Taymark the opportunity to have the shares of Common Stock underlying the Warrants included in such registration statement (subject, in the case of an underwritten offering, to the approval of the managing underwriter). In the event that iParty does not file a registration statement under the Act within 180 days of the date of this Agreement, iParty will, if requested in writing by Taymark, file a registration statement with respect to the shares of Common Stock underlying the Warrants.

                               13. MISCELLANEOUS.

         13.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST DATA OR CONTENT, LOST PROFITS, BUSINESS INTERRUPTION, OR EXCEPT FOR DAMAGES PAYABLE TO THIRD PARTIES ARISING OUT OF SECTION 10, DAMAGES ARISING OUT OF A PARTY'S BREACH OF ITS OBLIGATIONS UNDER SECTION 7.1, 9.1 OR 11.3, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR OTHERWISE FOR ANY SUCH CLAIM.

         13.2 RELATIONSHIP OF THE PARTIES. iParty and Taymark are independent parties and nothing in this Agreement shall be construed as constituting iParty and Taymark as partners, joint venturers, or as creating the relationship of employer and employee, franchiser and franchisee, principal and agent, or any other form of legal association that would impose liability on one party for the failure of the other party.

         13.3 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assigned by either party without the prior written consent of the other party.

         13.4 ENTIRE AGREEMENT. This Agreement, and the Warrant Certificate issued in connection herewith pursuant to Section 12 hereof, constitute the final and complete understandings and agreements of the parties concerning the subject matter hereof, superseding all prior proposals, negotiations and agreements concerning the subject matter hereof.

         13.5 SURVIVAL. The provisions and covenants of this Agreement which, by their terms, expressed or implied, require performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or termination for any reason whatsoever.

         13.6 FURTHER ASSURANCES. iParty and Taymark will execute such other documents and take such actions as the other may reasonably request in order to effect the services and activities contemplated by this Agreement.

         13.7 WAIVER. No waiver by either party hereto of any breach or series of breaches or defaults in performance shall constitute a waiver of any such provisions of this Agreement with respect to any subsequent breach thereof or waiver by such party of its rights at any time thereafter to require strict compliance with the provisions thereof.

         13.8 INTERPRETATION. Each party acknowledges it has participated in the negotiation and preparation of this Agreement and has reviewed this Agreement and had the opportunity to consult with its counsel and accountants with respect to its terms. Therefore, each Party agrees that the rule of construction to the effect that any ambiguities in a document shall be interpreted against the drafting party, will not be utilized in the interpretation, construction, or enforcement if this Agreement, and no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

         13.9 SEVERABILITY. The provisions of this Agreement shall be severable if any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

         13.10 COUNTERPARTS. This Agreement may be executed through the use of separate signature pages or in any number of counterparts (and by facsimile signature), and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

         13.11 MODIFICATION. Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

         13.12 HEADINGS. Headings of particular Sections or clauses of this Agreement are inserted for convenience and are in no way to be construed as part of this Agreement or a limitation of the scope of the particular Sections or clauses to which they refer.

         13.13 NOTICES. All notices, authorizations, demands or requests required or permitted to be delivered to any party in connection with this Agreement, other than those which pursuant to the Term of this Agreement are to be sent via the Information Exchange System or in any other manner specifically provided herein, shall be in writing and shall be deemed to have been duly given if personally delivered, if sent by facsimile transmission (with receipt confirmed by automatic transmission report), if sent by a nationally-recognized overnight courier with charges prepaid, if sent by registered or certified mail, return receipt requested and postage prepaid (or by the most nearly comparable method if mailed from or to a location outside the United States), or addressed as follows:

                  If to iParty, to:

                           iParty Corp.
                           41 East 11th Street, 11th Floor
                           New York, New York, 10003
                           Attn: CEO
                           Fax: (212) 331-1207

                  With copies (which copies shall not constitute notice) to:

                           Camhy Karlinsky & Stein LLP
                           1740 Broadway
                           New York, New York 10019
                           Attn: Daniel I. DeWolf, Esq.
                           Fax: 212-977-8389

                  If to Taylor Corporation or Taymark to both:

                           Taymark
                           4875 White Bear Parkway
                           White Bear Lake, Minnesota, 55110
                           Attention: President
                           Fax: (508) 386-2031

                                    and

                           Taylor Corporation
                           1725 Roe Crest Drive
                           North Mankato, Minnesota, 56003
                           Attention: General Counsel
                           Fax: (508) 386-2031

Or, in every case, to such other address as the party to whom the notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 13.13. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile transmission (with receipt confirmed by automatic transmission report), on the date of such transmission, (iii) in the case of a nationally-recognized overnight courier, on the next business day after the date when delivered to such courier, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed in duplicate originals by their duly authorized representatives as of the day and year first above written.

iPARTY CORP.                          TAYMARK, A DIVISION OF
                                         TAYLOR CORPORATION

By: /s/ Sal Perisano                  By:  /s/ Paul Griffiths
   -------------------------             ----------------------------
   Name:  Sal Perisano                   Name:  Paul Griffiths
   Title: CEO                            Title: President

                                  SCHEDULE 5.2

iParty Return Policy

Our goal is to offer outstanding products and service, and our return policy is simple. Within 30 days of receipt of your order, you may return any unopened merchandise in new condition, with its original packaging, for a full refund. Please note that we can process returns and refund only for items purchased from iParty.com.

You may also cancel any item from an order that has not yet entered the shipping process, by calling Customer Service at 1-800-4iParty.

We will notify you via e-mail once we have received and processed the returned item. Please note that we can refund shipping costs only if the return is a result of our error.

Please write the reason for your return on the back of your packing slip. Include the slip in the box containing the returned merchandise, wrap the package securely and send it to the address listed on the back of the packing slip. If you do not have your packing slip, please include a sheet of paper detailing the buyer's name, the order number and the reason for the return, and send the package to the following address:

         iParty.com
         Returns Department
         {address}

Be sure to include your name, address and phone number. For your protection, please use UPS or Insured Parcel Post.

If you have any questions, please contact Customer Service at 1-800-4iParty or e-mail us at Customer Service@iParty.com.

                                  SCHEDULE 9.2

Your Privacy

At iParty, we are committed to protecting your privacy. We use the information we collect about you to process orders and to provide a more personalized shopping experience. Please read on for more details about our privacy policy.

What information do we collect? How do we use it?

When you order, we need to know your name, e-mail address, mailing address, credit card number, and expiration date. This allows us to process and fulfill your order and to notify you if necessary, of your order status.

When you submit a customer review, we also ask for your e-mail address, although you can choose not to have your e-mail address displayed with your review.

When you enter a contest or other promotional feature, we may ask for your name, address, and e-mail address so we can administer the contest and notify winners.

We personalize your shopping experience by using your purchases to shape our recommendations about party goods and other merchandise that might be of interest to you. We also monitor customer traffic patterns and site usage to help us develop the design features to optimize your shopping experience.

We may also use the information we collect to occasionally notify you about important functionality changes to the Web site, new iParty services, and special offers we think you'll find valuable.

When you send a greeting through the StarGreetings digital service, we ask for your e-mail address and that of the recipient in order to complete your request. iParty will never disclose or send promotional e-mail to recipient addresses provided only to the StarGreetings service.

How does iParty protect customer information?

When you place orders or access your account information, we offer the use of a secure server. The secure server software (SSL) encrypts all information you input before it is sent to us. Furthermore, all of the customer data we collect is protected against unauthorized access.

What about "cookies"?

"Cookies" are small pieces of information that are stored by your browser on your computer's hard drive. Our cookies do not contain any personally identifying information. Most Web browsers automatically accept cookies, but you can usually change your browser to prevent that.

Even without a cookie, you can still use most of the features in our store, including placing items in your shopping cart and purchasing them.

Will iParty disclose the information it collects to outside parties?

iParty does not sell, trade, or rent your personal information to others. We may choose to do so in the future with trustworthy third parties, but you can tell us not too by sending a blank e-mail message to customer_service@iparty.com. (If you use more than one e-mail address to shop with us, send this message from each e-mail account you use.) Also, iParty may provide aggregate statistics about our customers, sales, traffic patterns, and related site information to reputable third-party vendors, but these statistics will include no personally identifying information.

In summary

We are committed to protecting your privacy. We use the information we collect on the site to make shopping at iParty possible and to enhance your overall shopping experience. We do not sell, trade, or rent your personal information to others. We may choose to do so in the future with trustworthy third parties, but you can tell us not too by sending a blank e-mail message to customer_service@iparty.com.

Your consent

By using our Web site, you consent to the collection and use of this information by iParty. If we decide to change our privacy policy, we will post those changes on this page so that you are always aware of what information we collect, how we use it, and under what circumstances we disclose it.

Tell us what you think

IParty welcomes your questions and comments about privacy. Please send e-mail to customer_service@iparty.com.

                                  SCHEDULE 12.1

THIS WARRANT AND ANY SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY STATE SECURITIES LAW AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF THIS WARRANT AND SHARES ISSUABLE UPON THE
EXERCISE HEREOF IS RESTRICTED AS DESCRIBED HEREIN.


             WARRANT CERTIFICATE TO PURCHASE UP TO 3,000,000 SHARES
                                 OF COMMON STOCK
                                       OF
                                  iPARTY CORP.

THIS CERTIFIES THAT, FOR VALUE RECEIVED, and in accordance with that certain Fulfillment Agreement of even date herewith by and between iParty Corp. and Taymark, a division of Taylor Corporation, a Minnesota Corporation ("Taymark") (the "Fulfillment Agreement"), Taymark is the owner of one Warrant (the "Warrant") which shall initially entitle Taymark to purchase, subject to the terms and conditions set forth in this Warrant Certificate, up to Three Million (3,000,000) shares of common stock, par value $.001 per share (each, a "Conversion Share" and collectively, the "Warrant Shares"), of iParty Corp., a Delaware corporation (the "Company"), from time to time as provided herein, commencing October 1, 1999, until 5:00 p.m., New York City time on October 1, 2002 (the "Expiration Date").

                  1. (a) Subject to the acceleration and termination provisions contained in Section 9 hereof and the adjustment provisions contained in Section 8 hereof, this Warrant is exercisable by Taymark, as to the following number of Conversion Shares on the following dates: (i) as to 500,000 Conversion Shares commencing as of October 1, 1999; (ii) as to an additional 1,000,000 Conversion Shares commencing as of January 1, 2000; (iii) as to an additional 750,000 Conversion Shares commencing as of July 1, 2000; and (iv) as to the remaining 750,000 Conversion Shares commencing as of January 1, 2001. Subject to the foregoing, this Warrant is exercisable upon the presentation and surrender of this Warrant Certificate with the Form of Election attached hereto duly executed, at the offices of the Company, accompanied by payment of $3.75 per Conversion Share subject to adjustment (the "Purchase Price"), in lawful money of the United States of America in cash or by check made payable to the Company.

                  2. In the event of certain contingencies provided for herein, the Purchase Price and the number of Conversion Shares subject to purchase upon the exercise of the Warrant represented hereby are subject to modification or adjustment.

                  3. The Warrant represented hereby is exercisable at the option of Taymark, but no fractional Conversion Shares will be issued. In the case of the exercise as to less than all of the Warrant Shares, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, for the balance of the Warrant Shares.

                  4. Neither this Warrant nor any Conversion Shares issuable upon the exercise of this Warrant have been registered under the securities act of 1933, as amended (the "Act"), nor under any state securities law and such securities may not be pledged, sold, assigned, hypothecated, or otherwise transferred until (i) a registration statement with respect thereto is effective under the Act and any applicable state securities law or (ii) the Company receives an opinion of counsel to the Company or counsel to Taymark of such securities, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be pledged, sold, assigned, hypothecated, or transferred without an effective registration statement under the Act and applicable state securities laws. Upon exercise of this Warrant, in whole or in part, each certificate issued representing Conversion Shares underlying this Warrant shall, if then applicable, bear a legend to the foregoing effect.

                  5. This Warrant Certificate is exchangeable, upon the surrender hereof by Taymark at the corporate office of the Company, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrant Shares covered by the Warrant, each of such new Warrant Certificates to represent such number of Warrant Shares covered by the Warrant as shall be designated by Taymark at the time of such surrender. Upon due presentment and payment of any tax or other charge imposed in connection therewith or incident thereto, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrant Shares covered by the Warrant will be issued to the transferee in exchange therefor.

                  6. Prior to the exercise of the Warrant represented hereby, Taymark shall not be entitled to any rights of a stockholder of the Company by virtue of this Warrant, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

                  7. The Company shall at all times reserve and keep available out of its authorized and unissued shares of common stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrants Shares granted pursuant to the Warrant, such number of Conversion Shares as shall then be issuable upon the exercise of the Warrant.

                  8. The Purchase Price in effect at any time and the number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                         (a) In case the Company shall (i) declare a dividend or
make a distribution on its outstanding common shares, (ii) subdivide or reclassify its outstanding common shares into a greater number of shares, or
(iii) combine or reclassify its outstanding common shares into a smaller number of shares, the Purchase Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Purchase Price by a fraction, the denominator of which shall be the number of common shares outstanding after giving effect to such action, and the numerator of which shall be the number of common shares outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

                         (b) Upon each adjustment of the Purchase Price pursuant
to the provisions of this Section 8, the number of Warrant Shares issuable upon the exercise at the adjusted Purchase Price of the Warrant shall be adjusted to the nearest number of whole Shares by multiplying a number equal to the Purchase Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Purchase Price.

                         (c) In case of any consolidation of the Company with,
or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding common shares), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder of the Warrant shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger by a holder of the number of Conversion Shares for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in this Section 8. The above provision of this paragraph shall similarly apply to successive consolidations or mergers.

                         (d) No adjustment in the number of Warrant Shares shall
be required if such adjustment is less than one; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest one-thousandth of a share.

                         (e) In any case in which this Section 8 shall require
that an adjustment in the number of Warrant Shares be made effective as of a record date for a specified event, the Company may elect to defer, until the occurrence of such event, issuing to the Holder, if the Holder exercised the Warrant after the record date, the Warrant Shares, if any, issuable upon such exercise over and above the Warrant Shares, if any, issuable upon such exercise prior to such adjustment; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder's right to receive such additional Warrant Shares upon the occurrence of the event requiring such adjustment.

                         (f) Whenever there shall be an adjustment as provided
in this Section 8, the Company shall promptly cause written notice thereof to be sent by certified mail, postage prepaid, to the

Holder, at its address as it shall appear in the Warrant Register, which notice shall be accompanied by an officer's certificate setting forth the number of Warrant Shares issuable upon the exercise of the Warrant if such Warrant were exercisable on the date of such notice, and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which officer's certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

                  9. Notwithstanding anything to the contrary contained herein, this Warrant shall be subject to the following provisions:

                         (a) If, prior to the Expiration Date, the Fulfillment
Agreement is terminated by the Company in accordance with the provisions of Sections 11.1.1, 11.1.2, 11.1.3, or 11.1.4 thereof, then, after applicable notice and cure periods, this Warrant shall immediately terminate as to any and all such Conversion Shares which are not exercisable on such date, and in addition, if so requested by the Company, within ten (10) days of such termination, Taymark shall deliver this Warrant to the Company in exchange for a cash payment equal to the greater of (i) the product of the Purchase Price then in effect and the number of Conversion Shares as to which this Warrant is then exercisable, or (ii) the product of (y) the number of Conversion Shares as to which this Warrant is then exercisable and (z) the difference between the fair market value of the common shares of the Company and Purchase Price on such date.

                         (b) If, prior to the Expiration Date, the Fulfillment
Agreement is terminated by Taymark in accordance with the provisions of Sections 11.1.1, 11.1.2, 11.1.3, or 11.1.4 thereof, then, all of the Warrant Shares which not yet then exercisable shall become exercisable upon the effective date of such termination, after applicable notice and cure periods.

                         (c) If, prior to the Expiration Date, the Company
enters into an agreement to (i) sell all or substantially all of its assets or capital stock, or (ii) merge with an entity that is not a subsidiary of the Company in a transaction in which the Company is not the surviving entity, then all of the Warrant Shares which not yet then exercisable shall become exercisable upon the closing of any such transaction.

                  10. In case at any time the Company shall propose

                         (a) to pay any dividend or make any distribution on
common shares in common shares or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of common shares; or

                         (b) to issue any rights, warrants, or other securities
to all holders of Shares entitling them to purchase any additional common shares or any other rights, warrants, or other securities; or

                         (c) to effect any reclassification or change of
outstanding Shares, or any consolidation or merger as described in Section 8;
or

                         (d) to effect any liquidation, dissolution, or
winding-up of the Company, then, and in any one or more of such cases,

the Company shall give written notice thereof, not less than 90 days prior to the effective date of such action (or, if the Company is not aware of such action 90 days prior to the effective date, within three days after such action is approved the Company's Board of Directors) by registered mail, postage prepaid, to the Holder at the Holder's address as it shall appear in the Warrant Register, of (i) the date as of which the holders of record of common shares to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, or (ii) the date on which any such reclassification, change of outstanding common shares, consolidation, merger, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of record of common shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up.

                  11. The issuance of any Conversion Shares or other securities upon the exercise of the Warrant, and the delivery of certificates or other instruments representing such Conversion Shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance, other than applicable transfer taxes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  12. Prior to due presentment for registration of transfer hereof, the Company may deem and treat Taymark as the absolute owner hereof and of the Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary.

                  13. This Warrant Certificate and the Fulfillment Agreement constitute the final and complete understandings and agreements of the parties concerning the subject matter hereof, superseding all prior proposals, negotiations and agreements concerning the subject matter hereof.

                  14. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of laws.

                  IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by one of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

Dated:_________________

                                         iPARTY CORP.

                                         By:
                                            ------------------------------------
                                         Name:  Sal Perisano
                                         Title: Chief Executive Officer

ACCEPTED AND AGREED

TAYMARK, a Division of TAYLOR CORPORATION


By:
   --------------------------------------
Name:
Title: